EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Quarter Ended June 30, 2018

HOUSTON, Aug. 09, 2018 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

  Net income of $2.6 million, or $0.16 per diluted share
  Sales of $93.9 million up 24.1% over 2017
  Gross margin of 23.8% up 220 basis points from the comparable quarter in 2017
  Operating income of $4.4 million compared to a loss of $0.2 million in the second quarter of 2017

Second Quarter Summary
Houston Wire & Cable Company reported net income of $2.6 million, or $0.16 per diluted share, for the quarter ended June 30, 2018, compared to a net loss of $0.1 million, or zero cents loss per diluted share, for the same quarter in 2017.  Operating income in the second quarter 2018 was $4.4 million compared to an operating loss of $0.2 million during the second quarter of 2017.

Jim Pokluda, President and Chief Executive Officer, commented, “We were pleased to post our fourth consecutive quarter of year-over-year revenue growth, as the upward momentum we experienced in the first quarter of 2018 continued into the second quarter. We estimate sales for our project business, which targets end markets for Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials, and Mechanical Wire Rope, increased 26%, while Maintenance, Repair, and Operations (MRO) sales were up 23% as compared to the second quarter of 2017.”

Gross margin at 23.8% increased 220 basis points from the second quarter of 2017, primarily due to higher product margins driven by ongoing pricing discipline and metals inflation. Operating expenses at $18.0 million were up $1.5 million from Q2 2017 and $0.7 million sequentially, as higher sales activity and margins resulted in more sales commissions and warehouse activity. Operating expenses as a percentage of revenue decreased 270 basis points to 19.1% for Q2 2018 and declined 120 basis points sequentially versus Q1 2018.

Average debt levels for the quarter increased 13.7% from $72.6 million in 2017 to $82.5 million in 2018, primarily for working capital to support higher sales activity and commodity price levels, while the effective interest rate increased from 2.7% in 2017 to 3.7% in 2018.

The effective tax rate for the quarter was 28.0% which includes our best estimate of the impact of the 2017 Tax Cuts and Jobs Act.

Mr. Pokluda further commented, “We are encouraged with the continued improvement in sales, the attainment of higher margin levels and our ability to realize operating expense leverage as activity levels continued to increase. This has resulted in the generation of the highest level of operating income since the fourth quarter of 2014.”

Conference Call
The Company will host a conference call to discuss fourth quarter results today, Thursday August 9, 2018, at 10:00 a.m., C.D.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer, and Christopher Micklas, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website at www.houwire.com.

Live call dial-in numbers are as follow:
Toll-Free: (800)-936-7954
International: (720)-545-0048
Conference ID # 7667594

Approximately two hours after the completion of the live call, a telephone replay will be available until August 16, 2018.

Replay, Toll-Free #: (855)-859-2056
Replay, Toll #: (404)-537-3406
Conference ID # 7667594

About the Company

With 43 years of experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

HOUSTON WIRE & CABLE COMPANY
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Accounts receivable, net
Trade	$59,685	$51,031
Other	3,006	6,365
Inventories, net	87,819	88,115
Income taxes	848	449
Prepaids	1,742	1,938
Total current assets	153,100	147,898

Property and equipment, net	11,399	11,355
Intangible assets, net	11,627	12,015
Goodwill	22,353	22,353
Other assets	409	418
Total assets	$198,888	$194,039

Liabilities and stockholders' equity
Current liabilities:
Book overdraft	$1,312	$3,028
Trade accounts payable	8,010	8,449
Accrued and other current liabilities	12,301	16,823
Total current liabilities	21,623	28,300

Debt	80,149	73,555
Deferred income taxes	332	414
Other long term obligations	752	1,026
Total liabilities	102,856	103,295

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,526,439 and 16,491,181 outstanding at June 30, 2018 and December 31, 2017, respectively	21	21
Additional paid-in-capital	54,147	54,006
Retained earnings	101,889	97,336
Treasury stock	(60,025)	(60,619)
Total stockholders' equity	96,032	90,744
Total liabilities and stockholders' equity	$198,888	$194,039

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Sales	$93,852	$75,646	$178,878	$154,355
Cost of sales	71,505	59,328	136,042	121,106
Gross profit	22,347	16,318	42,836	33,249

Operating expenses:
Salaries and commissions	9,906	8,828	19,100	17,672
Other operating expenses	7,508	6,827	14,988	14,304
Depreciation and amortization	541	825	1,086	1,685
Total operating expenses	17,955	16,480	35,174	33,661

Operating income (loss)	4,392	(162)	7,662	(412)
Interest expense	773	499	1,417	949
Income (loss) before income taxes	3,619	(661)	6,245	(1,361)
Income tax expense (benefit)	1,013	(607)	1,692	(854)
Net income (loss)	$2,606	$(54)	$4,553	$(507)

Earnings (loss) per share:
Basic	$0.16	$(0.00)	$0.28	$(0.03)
Diluted	$0.16	$(0.00)	$0.28	$(0.03)
Weighted average common shares outstanding:
Basic	16,387,112	16,266,342	16,368,610	16,253,848
Diluted	16,489,671	16,266,342	16,459,736	16,253,848

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2018	2017

Operating activities
Net income (loss)	$4,553	$(507)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,086	1,685
Amortization of unearned stock compensation	703	513
Provision for inventory obsolescence	191	111
Deferred income taxes	(82)	1,033
Other non-cash items	129	99
Changes in operating assets and liabilities:
Accounts receivable	(5,403)	(3,624)
Inventories	105	1,172
Prepaids	196	(740)
Income taxes	(399)	(1,826)
Book overdraft	(1,716)	(2,663)
Trade accounts payable	(439)	(2,132)
Accrued and other current liabilities	(4,483)	(1,454)
Other operating activities	(116)	(59)
Net cash used in operating activities	(5,675)	(8,392)

Investing activities
Expenditures for property and equipment	(741)	(1,226)
Cash received for acquisition	—	134
Net cash used in investing activities	(741)	(1,092)

Financing activities
Borrowings on revolver	179,994	165,025
Payments on revolver	(173,401)	(155,483)
Payment of dividends	(39)	(34)
Purchase of treasury stock/stock surrendered on vested awards	(138)	(24)
Net cash provided by financing activities	6,416	9,484

Net change in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—

CONTACT:

     Christopher M. Micklas
     Chief Financial Officer
     Direct:  713.609.2114
     Fax:  713.609.2168
     cmicklas@houwire.com